Exhibit (e) (13) under Form N-1A

Exhibit (1) under Item 601/Reg. S-K

Exhibit N

to the

Distributor's Contract

Federated Total Return Bond Fund

Class R6 Shares

In consideration of the mutual covenants set forth in the Distributor's Contract dated December 1, 1993 between Federated Total Return Series, Inc. and Federated Securities Corp., Federated Total Return Series, Inc. executes and delivers this Exhibit on behalf of the Funds, and with respect to the Class R6 Shares thereof, first set forth in this Exhibit.

Witness the due execution hereof this 17th day of April, 2015.

FEDERATED TOTAL RETURN SERIES, INC.

By: /s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President

FEDERATED SECURITIES CORP.

By: /s/ Thomas E. Territ

Name: Thomas E. Territ

Title: President